Exhibit 99.1

IXYS Announces Reduced Revenues For The June Quarter

SANTA CLARA, CALIF. July 12, 2005 — IXYS Corporation (NASDAQ:SYXI), a leader in power semiconductors and ICs for power control and telecommunications applications, today announced that revenues for the quarter ended June 30, 2005 are expected to be about $63 million, down from revenues in the quarter ended March 31, 2005 of $69 million.

“Our streak of thirteen consecutive quarters of increasing revenues has ended,” said Dr. Nathan Zommer, CEO of IXYS. “Given our exceptional growth in revenues over the past 3 years, it is not all that surprising that a correction occurred. In the June quarter, as compared to the March quarter, our revenues in Europe weakened and, to a lesser extent, our sales into the plasma display panel market declined. We are working to address these issues.”

IXYS develops and markets primarily high performance power semiconductor and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with a combination of digital and analog integrated circuits to control flat panel displays, medical instruments and telecommunications products.

Safe Harbor Statement

The foregoing press release contains forward-looking statements. Forward-looking statements include those regarding expectations about financial results and our work to address revenue-related issues. Actual results may vary materially from those contained in the forward-looking statements, due to revisions during the preparation and completion of the financial statements for the quarter ended June 30, 2005 or difficulties in addressing revenue-related issues. Further information on other risks that could affect IXYS is detailed and included in IXYS’s 10-K for the fiscal year ended March 31, 2005, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information about IXYS may be obtained by visiting IXYS’s website at http://www.ixys.com, or by contacting IXYS directly.